Exhibit 5.1

Fulbright & Jaworski L.L.P.

A Registered Limited Liability Partnership

Fulbright Tower

1301 McKinney, Suite 5100

Houston, Texas 77010-3095

www.fulbright.com

telephone:	(713) 651-5151	facsimile:	(713) 651-5246

June 17, 2010

Allbritton Communications Company

1000 Wilson Blvd, Suite 2700

Arlington, VA 22209

Ladies and Gentlemen:

We have acted as counsel to Allbritton Communications Company, a Delaware corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”) relating to the proposed exchange offer by the Company to issue up to $455,000,000 aggregate principal amount of 8% Series B Senior Notes due 2018 (the “Exchange Notes”) in exchange for an equivalent principal amount of outstanding 8% Senior Notes due 2018 (the “Initial Notes”) that are validly tendered and not validly withdrawn prior to the consummation of the exchange offer. The offer to exchange the Initial Notes for the Exchange Notes is referred to herein as the “Exchange Offer.”

The Exchange Notes will be issued pursuant to an Indenture, dated as of April 30, 2010, among the Company and U.S. Bank National Association relating to the Initial Notes (the “Indenture”).

In connection with the foregoing, we have examined originals or copies of such corporate records, as applicable, of the Company, certificates and other communications of public officials, certificates of officers of the Company and such other documents as we have deemed necessary for the purpose of rendering the opinions expressed herein. As to questions of fact material to those opinions, we have, to the extent we deemed appropriate, relied on certificates of officers of the Company and on certificates and other communications of public officials. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, the due authorization (other than the authorization of the Exchange Notes), execution and delivery by the parties thereto of all documents examined by us, and the legal capacity of each individual who signed any of those documents.

Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

(i) The Exchange Notes have been duly authorized; and

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Allbritton Communications Company

June 17, 2010

(ii) When (a) the Registration Statement has been declared effective under the Securities Act of 1933, as amended (the “Act”), and (b) the Exchange Notes have been duly executed and authenticated in accordance with the terms of the Indenture and have been issued and delivered upon consummation of the Exchange Offer against receipt of the Initial Notes in accordance with the terms of the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions expressed herein are limited exclusively to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law and the Limited Liability Company Act of the State of Delaware and reported judicial interpretations of such laws, and, except as set forth in the succeeding sentence, we are expressing no opinion as to the effect of the laws of any other jurisdiction.

The enforceability of the Exchange Notes may be limited or affected by (a) bankruptcy, insolvency, reorganization, moratorium, liquidation, rearrangement, probate, conservatorship, fraudulent transfer, fraudulent conveyance and other similar laws (including court decisions) now or hereafter in effect and affecting the rights and remedies of creditors generally or providing for the relief of debtors, (b) the refusal of a particular court to grant (i) equitable remedies, including, without limiting the generality of the foregoing, specific performance and injunctive relief, or (ii) a particular remedy sought under such documents as opposed to another remedy provided for therein or another remedy available at law or in equity, (c) general principles of equity (regardless of whether such remedies are sought in a proceeding in equity or at law) and (d) judicial discretion. We express no opinion as to the legality, validity, enforceability or binding effect of provisions relating to indemnities and rights of contribution to the extent prohibited by public policy or which might require indemnification for losses or expenses caused by negligence, gross negligence, willful misconduct, fraud or illegality of an indemnified party.

This opinion is given as of the date hereof, and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included as part of the Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Act.

Very truly yours,

/s/ Fulbright & Jaworski L.L.P.

Fulbright & Jaworski L.L.P.